Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-223785 and 333-266900) pertaining to the 2018 Equity Incentive Plan for Executive Officers and the 2022 Equity Incentive Plan for Employees of Elbit Systems Ltd., of our reports dated March 20, 2025, with respect to the consolidated financial statements and schedule of Elbit Systems Ltd. and the effectiveness of internal control over financial reporting of Elbit Systems Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2024.

By:	/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer A member of EY Global

Tel-Aviv, Israel, March 20, 2025